UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 3, 2014 (July 1, 2014)

Date of Report (Date of earliest event reported)

Apollo Global Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9 West 57th Street, 43rd Floor
New York, New York 10019
(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2014, the Executive Committee of the Manager of Apollo Global Management, LLC (the “Company,” and together with its subsidiaries, “Apollo”) approved the adoption of the limited partnership agreement of Apollo Advisors VIII, L.P. (the “Fund VIII GP”). The limited partnership agreement provides the Fund VIII GP’s limited partners with the opportunity to share in the operating profit earned by the Fund VIII GP from Apollo Investment Fund VIII, L.P., its parallel funds and any associated alternative investment vehicles that may be established (collectively, “Fund VIII”). Certain of the Company’s named executive officers (excluding the Company’s managing partners) are eligible to be admitted as limited partners of the Fund VIII GP. Participation interests in the Fund VIII GP are denominated in “points.” For purposes of determining a limited partner’s continuing entitlement to distributions after ceasing to be an employee or active partner of Apollo, points are generally subject to monthly vesting over five years. A portion of all distributions of operating profit will be used by limited partners to purchase restricted shares of the Company that will be subject to vesting over three years. Limited partners are responsible for a pro rata share of any clawback obligation of the Fund VIII GP, based on the limited partner’s pro rata share of distributions received over the life of Fund VIII. Limited partners are required to make a capital commitment to Fund VIII. If a limited partner’s service is terminated due to a “bad act” (as defined in the Fund VIII GP documentation), any vested points will also be forfeited. All limited partners are subject to restrictions in favor of the Company regarding confidentiality, non-solicitation, non-interference, non-disparagement and non-competition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date: July 3, 2014	By:	/s/ John J. Suydam
John J. Suydam
Chief Legal Officer

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